Exhibit 99.1
Milacron Holdings Corp. Reports Fourth Quarter & Full Year 2017 Results

Milacron closes 2017 with double digit sales growth and strong cash flow from operations
Fourth Quarter 2017:

•	Sales of $324.9 million increased 12.4% on an as-reported basis and 9.0% on a constant currency basis

•	Orders of $316.3 million increased 8.7% on an as-reported basis and 5.3% on a constant currency basis

•	Operating earnings (GAAP) increased 14.8% to $10.1 million; Adjusted EBITDA (non-GAAP) increased 12.7% to $60.4 million, or 18.6% of sales

•	Diluted EPS (GAAP) of $0.05; Diluted adjusted EPS (non-GAAP) of $0.59

•	Cash flow from operations of $103.0 million increased $47.6 million, driving free cash flow of $95.5 million, a $66.3 million increase versus $29.2 million in the prior year period
Full Year 2017:

•	Sales of $1,234.2 million increased 5.8% on an as-reported basis and 5.2% on a constant currency basis

•	Orders of $1,299.9 million increased 9.1% on an as-reported basis and 8.5% on a constant currency basis

•	Operating earnings (GAAP) decreased 16.7% to $88.0 million; Adjusted EBITDA (non-GAAP) increased 6.8% to $227.3 million, or 18.4% of sales

•	Diluted EPS (GAAP) of $0.02; Diluted adjusted EPS (non-GAAP) of $1.81

•	Cash flow from operations of $110.4 million decreased $5.8 million, driving free cash flow of $83.2 million, a $23.4 million increase versus $59.8 million in the prior year

Cincinnati - February 20, 2018 - Milacron Holdings Corp. (“Milacron”) (NYSE: MCRN), a leading industrial technology company serving the plastic processing industry, today announced financial results for the fourth quarter ended December 31, 2017.

	Three Months Ended December 31,
In millions (except per share data)	2017	2016	Change	% Change (Constant Currency)
New orders	$316.3	$291.1	8.7%	5.3%
Sales	$324.9	$289.1	12.4%	9.0%
Operating earnings	$10.1	$8.8	14.8%
Adjusted EBITDA (1)	$60.4	$53.6	12.7%
% of sales	18.6%	18.5%	+10 bps
Diluted EPS	$0.05	$0.02	150.0%
Diluted adjusted EPS (1)	$0.59	$0.47	25.5%
Cash flow from operations	$103.0	$55.4	85.9%
Free cash flow (1)	$95.5	29.2	$66.3

	Year Ended December 31,
In millions (except per share data)	2017	2016	Change	% Change (Constant Currency)
New orders	$1,299.9	$1,191.3	9.1%	8.5%
Sales	$1,234.2	$1,166.7	5.8%	5.2%
Operating earnings	$88.0	$105.6	(16.7)%
Adjusted EBITDA (1)	$227.3	$212.8	6.8%
% of sales	18.4%	18.2%	+20 bps
Diluted EPS	$0.02	$0.43	(95.3)%
Diluted adjusted EPS (1)	$1.81	$1.51	19.9%
Cash flow from operations	$110.4	$116.2	(5.0)%
Free cash flow (1)	$83.2	$59.8	$23.4
(1) See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
“We delivered a strong fourth quarter and exceeded our full-year sales, adjusted EBITDA and free cash flow guidance ranges” said Milacron President and Chief Executive Officer, Tom Goeke. “We delivered nearly double digit constant currency sales growth in the quarter, driven by our APPT segment with 16 percent sales growth and our Fluid Technologies segment grew five percent on a constant currency basis.
For the full year, we achieved nine percent order and five percent sales growth, on a constant currency basis, and despite numerous inflationary headwinds, continued to expand EBITDA margins with a 20 basis point improvement. We also delivered significant free cash flow improvement as our focus on lowering working capital provided exceptional results to the quarter and full year.
Looking ahead to 2018, we begin the year with a strong backlog position of $287.0 million, are focused on concluding our three year restructuring initiatives and will continue to take the necessary actions to meaningfully strengthen our balance sheet. Our guidance for 2018 reflects the continued execution of our strategic fundamentals, which includes driving increased sales from consumables, expanding margins in all of our businesses and increasing free cash flow conversion to position our company for growth."
Fourth Quarter Results
For the fourth quarter of 2017, sales of $324.9 million increased 12.4% from sales of $289.1 million in the same period a year ago. Excluding the favorable effects of currency movements, sales for the fourth quarter increased 9.0% versus the prior year period. Operating earnings for the fourth quarter of 2017 increased 14.8% to $10.1 million compared to operating earnings of $8.8 million in the prior year period. Adjusted EBITDA for the fourth quarter of 2017 increased 12.7% to $60.4 million, or 18.6% of sales, compared to Adjusted EBITDA of $53.6 million, or 18.5% of sales, in the prior year period. Net earnings totaled $3.3 million, or $0.05 per basic and diluted share, in the fourth quarter of 2017 compared to a net earnings of $1.1 million, or $0.02 per basic and diluted share, in the prior year period. Adjusted Net Income totaled $42.0 million in the fourth quarter of 2017 compared to Adjusted Net Income of $32.8 million in the prior year period.

Full Year Results
For the year ended December 31, 2017, sales of $1,234.2 million increased 5.8% from sales of $1,166.7 million in the prior year. Excluding the favorable effects of currency movements, sales for the year ended December 31, 2017 rose 5.2% over the prior year. Operating earnings for the year ended December 31, 2017 decreased 16.7% to $88.0 million compared to operating earnings of $105.6 million in the prior year. Operating earnings for the year ended December 31, 2017 were negatively impacted by $9.7 million of incremental restructuring costs when compared to the prior year. Adjusted EBITDA for the year ended December 31, 2017 increased 6.8% to $227.3 million, or 18.4% of sales, compared to Adjusted EBITDA of $212.8 million, or 18.2% of sales, in the prior year. Net earnings totaled $1.1 million, or $0.02 per basic and diluted share for the year ended December 31, 2017 compared to a net earnings of $30.5 million, or $0.45 and $0.43 per basic and diluted share, respectively, in the prior year. Adjusted Net Income totaled $128.2 million for the year ended December 31, 2017 compared to Adjusted Net Income of $105.7 million in the prior year.
Impact of the Tax Cuts and Jobs Act
In the fourth quarter of 2017, Milacron recorded a net income tax benefit of $8.9 million, or $0.12 diluted adjusted earnings per share, relating to the enactment of the Tax Cuts and Jobs Act. This benefit was primarily driven by the release of valuation allowances on our AMT credits and the revaluation of net deferred tax liabilities, partially offset by the recognition of withholding tax liabilities on planned cash repatriation from non-U.S. subsidiaries.

Segment Results
Advanced Plastic Processing Technologies (APPT)
Sales for the fourth quarter of 2017 were $190.3 million compared to $160.1 million in the same period a year ago. Excluding $4.6 million of favorable effects of currency movements, sales increased 16.0% compared to the prior year period. The operating loss for the fourth quarter of 2017 increased 168.8% to $4.3 million compared to an operating loss of $1.6 million in the prior year period. Adjusted EBITDA in the fourth quarter of 2017 increased 27.7% to $25.8 million, or 13.6% of sales, from Adjusted EBITDA of $20.2 million, or 12.6% of sales, in the prior year period.

For the year ended December 31, 2017, sales were $689.1 million compared to $663.9 million in the same period a year ago. Excluding $6.5 million of favorable effects of currency movements, sales increased 2.8% over the prior year. Operating earnings for the year ended December 31, 2017 decreased 69.6% to $10.6 million compared to operating earnings of $34.9 million in the prior year. Adjusted EBITDA for the full year increased 5.8% to $86.3 million, or 12.5% of sales, from Adjusted EBITDA of $81.6 million, or 12.3% of sales, in the prior year.

Melt Delivery & Control Systems (MDCS)
Sales for the fourth quarter of 2017 were $103.6 million compared to $101.0 million in the same period a year ago. Excluding $3.7 million of favorable effects of currency movements, sales decreased 1.1% compared to the prior year period. Operating earnings for the fourth quarter of 2017 increased 8.7% to $20.0 million compared to operating earnings of $18.4 million in the prior year period. Adjusted EBITDA in the fourth quarter of 2017 decreased 1.2% to $32.2 million, or 31.1% of sales, from Adjusted EBITDA of $32.6 million, or 32.3% of sales, in the prior year period.
For the year ended December 31, 2017, sales were $423.9 million, an increase of 8.7% compared to sales of $389.9 million in the same period a year ago. Operating earnings for the year ended December 31, 2017 increased 12.1% to $102.5 million compared to operating earnings of $91.4 million in the prior year. Adjusted EBITDA for the full year increased 8.6% to $138.2 million, or 32.6% of sales, from Adjusted EBITDA of $127.2 million, or 32.6% of sales, in the prior year.
Fluid Technologies (Fluids)
Sales for the fourth quarter of 2017 were $31.0 million compared to $28.0 million in the same period a year ago. Excluding $1.5 million of favorable effects of currency movements, sales increased 5.4% compared to the prior year period. Operating earnings for the fourth quarter of 2017 increased 40.5% to $5.9 million compared to operating earnings of $4.2 million in the prior year period. Adjusted EBITDA in the fourth quarter of 2017 increased 25.4% to $7.4 million, or 23.9% of sales, from Adjusted EBITDA of $5.9 million, or 21.1% of sales, in the prior year period.

For the year ended December 31, 2017, sales were $121.2 million compared to $112.9 million in the same period a year ago. Excluding $0.9 million of favorable effects of currency movements, sales increased 6.6% compared to the prior year. Operating earnings for the year ended December 31, 2017 increased 19.0% to $20.7 million compared to operating earnings of $17.4 million in the prior year. Adjusted EBITDA for the full year increased 10.2% to $26.9 million, or 22.2% of sales, from Adjusted EBITDA of $24.4 million, or 21.6% of sales, in the prior year.

Additional Financial Information

Milacron ended the fourth quarter of 2017 with cash and cash equivalents of $187.9 million and total debt of $945.1 million resulting in net debt of $757.2 million and a net total leverage ratio of 3.3x.

2018 Outlook
In line with current market conditions, Milacron forecasts 2.0% to 4.0% sales growth in 2018, which is inclusive of an anticipated 1.0% foreign currency tailwind. Adjusted EBITDA is forecasted to be between $237 million and $243 million. Free cash flow is forecasted to be between $80 million and $90 million.

Supplemental Guidance Information
Capital Expenditures	~$45 million
Interest Expense (P&L)	~$45 million
Cash Interest (Cash Flow)	~$45 million
Non-GAAP Tax Provision (P&L)	~$34 million
Cash Taxes (Cash Flow)	~$34 million
Diluted Shares Outstanding	~72.5 million shares
Conference Call
Milacron will host a conference call to discuss its fourth quarter 2017 financial results at 8 a.m. Eastern Time on February 20, 2018. The live webcast of the call can be accessed at the Milacron Investor Relations website at http://investors.milacron.com, along with the company's earnings press release and related presentation materials. The U.S. dial-in for the call is 1-877-407-8037 (1-201-689-8037 for non-U.S. callers). A replay of the conference call will be available until March 6, 2018 at 11:59 p.m. Eastern Time, while an archived version of the webcast will be available on the Milacron Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-660-6853 (1-201-612-7415). The replay access code is 13676323.
Website Information

We routinely post important information for investors on the Investor Relations section of our website, http://investors.milacron.com. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Milacron

Milacron is a global leader in the manufacture, distribution and service of highly engineered and customized systems within the plastic technology and processing industry. Milacron is the only global company with a full-line product portfolio that includes hot runner systems, injection molding, blow molding and extrusion equipment.

Forward-Looking Statements
This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” "plan," “intend,” "should," “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. Except as required by law, Milacron undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to demand for our products being significantly affected by general economic conditions, any decline in the use of plastic, the competitiveness of the industries in which we operate and the financial resources of our competitors, our ability to successfully develop and implement strategic initiatives to increase cost savings and improve operating margins and the other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 28, 2017, and other SEC filings, copies of which are available free of charge on our website at investors.milacron.com.

Non-GAAP Financial Measures

We prepare our financial statements in conformity with United States generally accepted accounting principles ("U.S. GAAP"). To supplement this information, we also use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Free Cash Flow. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

Adjusted EBITDA represents net earnings (loss) before interest expense, taxes, depreciation and amortization, as further adjusted for the other items reflected in the reconciliation table set forth below. Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition or profitability, and should not be considered as an alternative to net earnings (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP or any other performance measure derived in accordance with U.S. GAAP and should not be construed as an inference that our future results will be unaffected by unusual non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments, debt service requirements and certain other cash costs that may recur in the future.

We view Adjusted EBITDA as a key measure of our performance. We present Adjusted EBITDA not only due to its importance for purposes of our credit agreements but also because it assists us in comparing our performance across reporting periods on a consistent basis as it excludes items that we do not believe are indicative of our core operating performance. Our management uses Adjusted EBITDA:

•	as a measurement used in evaluating our consolidated and segment-level operating performance on a consistent basis;

•	to calculate incentive compensation for our employees

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to assess compliance with various metrics associated with our debt agreements.

We believe that the inclusion of Adjusted EBITDA is useful to provide additional information to investors about certain material non-cash items as well as items considered to be one-time or non-recurring to the operations of the business. While we believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors, because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA is calculated as net earnings (loss) before income tax expense, interest expense, net, depreciation and amortization further adjusted to exclude other items as reflected in the reconciliation table below.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by usual or non-recurring items. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementary.

Adjusted Net Income

Adjusted Net Income measures our operating performance by adjusting net earnings (loss) to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards, acquisition integration costs, professional services and certain other non-recurring items. Management uses this measure to evaluate our core operating results as it excludes certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business, but includes certain items such as depreciation, interest expense and interest tax expense, which are otherwise excluded from Adjusted EBITDA. We believe the presentation of Adjusted Net Income enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Net Income as an alternative to net earnings (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.

Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings Per Share is defined as Adjusted Net Income divided by diluted weighted average shares outstanding. We believe Adjusted Diluted Earnings Per Share is useful to investors because it measures our operating performance, on a per share basis, by adjusting net earnings (loss), on a per share basis, to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards, acquisition integration costs, professional services and certain other non-recurring items. We believe the presentation of Adjusted Diluted Earnings Per Share enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Diluted Earnings Per Share as an alternative to earnings per share, determined in accordance with U.S. GAAP, as an indicator of operating performance.

Free Cash Flow

Free Cash Flow is defined as cash provided by operating activities, plus proceeds from disposals of property and equipment, plus proceeds from sale-leaseback financing less cash used in additions to property and equipment. We believe Free Cash Flow is useful to investors because it measures the operating cash flow of the Company, excluding the capital that is spent to continue and improve business operations, such as investment in the Company's existing business. Further, Free Cash Flow provides an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other opportunities. We also believe the presentation of this measure enhances investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. Limitations associated with the use of Free Cash Flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on the Company's indebtedness or cash payments for business acquisitions. You should not consider Free Cash Flow as an alternative to similar metrics, determined in accordance with U.S. GAAP, as an indicator of operating performance.

Contacts:

For more information, contact:
Media Contact:
Michael Ellis, Milacron
Michael_Ellis@milacron.com
905-877-0185 ext. 354

Investor Relations Contact:
Mac Jones, Milacron
Michael_Jones@milacron.com
513-487-5057

MILACRON HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2017 (Unaudited)	December 31, 2016
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$187.9	$130.2
Accounts receivable, net	186.3	182.3
Inventories, net:
Raw materials	90.2	81.3
Work-in-process	56.0	52.6
Finished products	121.7	115.6
Total inventories	267.9	249.5
Prepaid and other current assets	62.8	46.3
Total current assets	704.9	608.3
Property and equipment, net	260.8	243.7
Goodwill	535.1	507.9
Intangible assets, net	332.4	341.8
Other noncurrent assets	25.6	20.3
Total assets	$1,858.8	$1,722.0
Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$7.4	$7.0
Long-term debt and capital lease obligations due within one year	9.4	0.3
Accounts payable	121.6	92.5
Advanced billings and deposits	62.8	52.7
Accrued salaries, wages and other compensation	29.7	26.7
Accrued interest	0.6	13.9
Other current liabilities	75.1	59.7
Total current liabilities	306.6	252.8
Long-term debt and capital lease obligations, less unamortized discount and debt	916.4	934.1
Deferred income tax liabilities	60.4	64.4
Accrued pension liabilities	30.9	27.8
Other noncurrent accrued liabilities	23.8	8.0
Total liabilities	1,338.1	1,287.1
Shareholders’ equity:
Preferred stock	—	—
Common stock	0.7	0.7
Capital in excess of par value	675.9	661.0
Retained deficit	(70.5)	(68.9)
Accumulated other comprehensive loss	(85.4)	(157.9)
Total shareholders’ equity	520.7	434.9
Total liabilities and shareholders’ equity	$1,858.8	$1,722.0

MILACRON HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in millions, except share and per share data)
Net sales	$324.9	$289.1	$1,234.2	$1,166.7
Cost of sales	239.3	196.4	852.3	770.9
Manufacturing margins	85.6	92.7	381.9	395.8
Operating expenses:
Selling, general and administrative expenses	63.4	65.4	254.0	252.4
Amortization expense	7.3	7.8	28.7	31.3
Loss (gain) on currency translation	0.9	5.0	(7.3)	(3.3)
Other expense, net	3.9	5.7	18.5	9.8
Total operating expenses	75.5	83.9	293.9	290.2
Operating earnings	10.1	8.8	88.0	105.6
Interest expense, net	10.6	15.3	44.5	60.9
Loss on debt extinguishment	—	—	25.2	—
(Loss) earnings before income taxes	(0.5)	(6.5)	18.3	44.7
Income tax (benefit) expense	(3.8)	(7.6)	17.2	14.2
Net earnings	$3.3	$1.1	$1.1	$30.5

Weighted average shares outstanding:
Basic	68,857,833	67,845,658	68,574,631	67,504,065
Diluted	71,251,879	70,446,657	71,001,907	70,130,062

Earnings per share:
Basic	$0.05	$0.02	$0.02	$0.45
Diluted	$0.05	$0.02	$0.02	$0.43

MILACRON HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2017	2016
	(in millions)
Operating activities
Net earnings	$1.1	$30.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	58.6	59.9
Unrealized gain on currency translation of intercompany advances	(8.7)	(1.6)
Amortization of debt issuance costs	3.0	3.8
Loss on debt extinguishment	25.2	—
Other non-cash asset impairment	—	1.6
Goodwill impairment	1.4	—
Inventory write-down - discontinued product line	7.7	—
Non-cash stock-based compensation expense	8.8	5.3
Deferred income taxes	(8.4)	(8.6)
Changes in assets and liabilities:
Accounts receivable	8.0	16.2
Inventories	(11.9)	(16.0)
Prepaid and other current assets	(9.9)	(8.9)
Accounts payable	24.6	12.5
Advanced billings and deposits	7.8	13.9
Other current liabilities	(2.7)	1.8
Other noncurrent assets	1.3	5.0
Other noncurrent accrued liabilities	4.5	0.8
Net cash provided by operating activities	110.4	116.2
Investing activities
Purchases of property and equipment	(39.8)	(57.3)
Proceeds from disposals of property and equipment	3.8	0.9
Acquisitions, net of cash acquired	(2.1)	—
Net cash used in investing activities	(38.1)	(56.4)
Financing activities
Proceeds from issuance of long-term debt (original maturities longer than 90 days)	1,016.3	—
Payments on long-term debt and capital lease obligations (original maturities longer than 90 days)	(1,025.6)	(0.8)
Net decrease in short-term borrowings (original maturities of 90 days or less)	(0.1)	—
Debt extinguishment costs	(18.0)	—
Proceeds from exercise of stock options	5.3	7.0
Proceeds from lease financing transaction	10.9	—
Debt issuance costs	(10.7)	—
Net cash (used in) provided by financing activities	(21.9)	6.2
Effect of exchange rate changes on cash	7.3	(3.3)
Increase in cash and cash equivalents	57.7	62.7
Cash and cash equivalents at beginning of period	130.2	67.5
Cash and cash equivalents at end of period	$187.9	$130.2

MILACRON HOLDINGS CORP.

SALES BY BUSINESS SEGMENT
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in millions)
Sales by segment:
Advanced Plastic Processing Technologies	$190.3	$160.1	$689.1	$663.9
Melt Delivery and Control Systems	103.6	101.0	423.9	389.9
Fluid Technologies	31.0	28.0	121.2	112.9
Total	$324.9	$289.1	$1,234.2	$1,166.7

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in millions)
Net earnings	$3.3	$1.1	$1.1	$30.5
Amortization expense	7.3	7.8	28.7	31.3
Currency effect on intercompany advances (a)	0.7	5.7	(8.7)	(1.6)
Organizational redesign costs (b)	17.4	18.2	58.6	32.9
Long-term equity awards (c)	2.9	1.9	9.4	7.1
Debt costs (d)	0.3	—	27.1	—
Professional services (e)	1.6	2.2	6.5	4.7
Fair market value adjustments (f)	—	(0.1)	—	0.2
Annual effective tax rate adjustment (g)	(3.7)	(5.8)	(7.5)	(3.4)
Other (h)	12.2	1.8	13.0	4.0
Adjusted Net Income	$42.0	$32.8	$128.2	$105.7
Income tax expense	(0.1)	(1.8)	24.7	17.6
Interest expense, net	10.6	15.3	44.5	60.9
Depreciation expense	7.9	7.3	29.9	28.6
Adjusted EBITDA	$60.4	$53.6	$227.3	$212.8

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances within the MDCS segment.

(b)
Organizational redesign costs for the three months ended December 31, 2017 primarily include $2.1 million for termination costs as a result of eliminated positions and $6.8 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic. Organizational redesign costs for the year ended December 31, 2017 primarily included $17.6 million for termination costs as a result of eliminated positions and $21.7 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic. Organizational redesign costs for the three months and year ended December 31, 2017 also included $1.7 million and $4.0 million, respectively, of costs related to our facility consolidation in North America. Organizational redesign costs for the three months ended December 31, 2016 primarily include $8.6 million for termination costs as a result of eliminated positions, $4.7 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic and $0.2 million of costs related to the restructuring of Fluids in Europe. Organizational redesign costs for the year ended December 31, 2016 primarily include $13.3 million for termination costs as a result of eliminated positions, $4.4 million of costs related to the shutdown of facilities, $5.2 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic and $0.5 million of costs related to the restructuring of Fluids in Europe.

(c)
Long-term equity awards include the non-cash charges associated with stock-based compensation awards granted to certain executives and independent directors in the three months and years ended December 31, 2017 and 2016.

(d)
Debt costs incurred during the year ended December 31, 2017 included $25.2 million of debt extinguishment costs and $1.9 million of fees related to the new senior secured term loan facility due September 2023 ("2017 Term Loan Facility").

(e)
Professional fees in the three months ended December 31, 2017 and 2016 included $1.6 million and $2.2 million of costs for strategic organizational initiatives, respectively. Professional fees in the years ended December 31, 2017 and 2016 included $6.5 million and $4.7 million of costs for strategic organizational initiatives, respectively.

(f)
Non-cash fair market value adjustments in the year ended December 31, 2016 relate to acquisition accounting for the fair market value of inventory as part of our acquisition of CanGen Holdings Inc. ("CanGen") in the fourth quarter of 2015.

(g)	The annual effective tax rate adjustment primarily includes the tax benefit associated with reconciling net earnings to Adjusted Net Income.

(h)
Other costs for the three months and year ended December 31, 2017 primarily include $7.7 million of costs to write-down the inventory of a discontinued product line and $1.4 million of goodwill impairment. Other costs for the year ended December 31, 2016 includes $1.4 million related to the impairment of certain software licenses and the write-off of a $$0.5 million non-trade receivable.

MILACRON HOLDINGS CORP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in millions)
Operating earnings (loss):
APPT	$(4.3)	$(1.6)	$10.6	$34.9
MDCS	20.0	18.4	102.5	91.4
Fluids	5.9	4.2	20.7	17.4
Corporate	(11.5)	(12.2)	(45.8)	(38.1)
Total operating earnings	10.1	8.8	88.0	105.6
Adjustments to operating earnings:
APPT Adjustments:
Depreciation and amortization	4.9	5.3	19.1	20.3
Currency effect on intercompany advances (a)	(0.4)	—	(2.0)	—
Organizational redesign costs (b)	13.8	14.4	45.9	22.6
Professional services (e)	0.2	0.5	0.8	0.6
Fair market value adjustments (f)	—	—	—	0.3
Other (g)	11.6	1.6	11.9	3.0
Total APPT Adjustments	30.1	21.8	75.7	46.7
MDCS Adjustments:
Depreciation and amortization	8.7	8.1	33.5	33.2
Currency effect on intercompany advances (a)	0.2	3.7	(6.9)	(3.0)
Organizational redesign costs (b)	3.0	2.2	8.3	5.2
Professional services (e)	0.1	—	0.4	0.1
Fair market value adjustments (f)	—	(0.1)	—	(0.1)
Other (g)	0.2	0.3	0.4	0.4
Total MDCS Adjustments	12.2	14.2	35.7	35.8
Fluids Adjustments:
Depreciation and amortization	1.3	1.4	4.9	5.5
Organizational redesign costs (b)	0.2	0.4	1.4	1.0
Other (g)	—	(0.1)	(0.1)	0.5
Total Fluids Adjustments	1.5	1.7	6.2	7.0
Corporate Adjustments:
Depreciation and amortization	0.3	0.3	1.1	0.9
Currency effect on intercompany advances (a)	0.9	2.0	0.2	1.5
Organizational redesign costs (b)	0.4	1.2	3.0	4.1
Long-term equity awards (c)	2.9	1.9	9.4	7.1
Debt costs (d)	0.3	—	1.9	—
Professional services (e)	1.3	1.7	5.3	4.0
Other (g)	0.4	—	0.8	0.1
Total Corporate Adjustments	6.5	7.1	21.7	17.7
Adjusted EBITDA:
APPT	25.8	20.2	86.3	81.6
MDCS	32.2	32.6	138.2	127.2
Fluids	7.4	5.9	26.9	24.4
Corporate	(5.0)	(5.1)	(24.1)	(20.4)
Total Adjusted EBITDA	$60.4	$53.6	$227.3	$212.8

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances within the MDCS segment.

(b)
Organizational redesign costs in the three months ended December 31, 2017 included $1.9 million for termination costs as a result of eliminated positions and $6.5 million of costs related to relocating our facilities in Italy and Germany to the Czech Republic in APPT. Organizational redesign costs in the three months ended December 31, 2017 also included $0.1 million of termination costs as a result of eliminated positions and $1.7 million of costs related to our facility consolidation in North America within MDCS. Organizational redesign costs in the year ended December 31, 2017 included $13.0 million for termination costs as a result of eliminated positions and $20.8 million of costs related to relocating our facilities in Italy and Germany to the Czech Republic in APPT. Organizational redesign costs in the year ended December 31, 2017 also included $1.8 million of termination costs as a result of eliminated positions and $4.0 million of costs related to our facility consolidation in North America within MDCS. Organizational redesign costs in the three months ended December 31, 2016 included $4.6 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic in APPT and MDCS and $0.2 million of costs related to the restructuring of Fluids in Europe. In the year ended December 31, 2016, organizational redesign costs across all segments included $8.6 million for termination costs as a result of eliminated positions. Organizational redesign costs in the year ended December 31, 2016 included $4.4 million of costs related to the shutdown of facilities in APPT, $5.1 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic in APPT and MDCS and $0.5 million of costs related to the restructuring of Fluids in Europe. In the year ended December 31, 2016, organizational redesign costs across all segments included $13.3 million for termination costs as a result of eliminated positions.

(c)
Long-term equity options in Corporate included the non-cash charges associated with stock-based compensation awards granted to certain executives and independent directors in the three months and years ended December 31, 2017 and 2016.

(d)	Debt costs incurred during the year ended December 31, 2017 included $1.9 million of fees related to the 2017 Term Loan Facility.

(e)
Professional fees in the three months ended December 31, 2017 and 2016 included $1.6 million and $2.2 million of costs for strategic organizational initiatives, respectively. Professional fees in the years ended December 31, 2017 and 2016 included $6.5 million and $4.7 million of costs for strategic organizational initiatives, respectively.

(f)	Non-cash fair market value adjustments relate to acquisition accounting for the fair market value of inventory as part of our acquisition of CanGen in the fourth quarter of 2015.

(g)
Other costs in APPT for the three months and year ended December 31, 2017 primarily include $7.7 million of costs to write-down the inventory of a discontinued product line and $1.4 million of goodwill impairment. Other costs for APPT in the year ended December 31, 2016 includes $1.4 million related to the impairment of certain software licenses. Other costs for Fluids in the year ended December 31, 2016 includes the write-off of a $0.5 million non-trade receivable.

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Adjusted Diluted Earnings Per Share:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in millions, except per share data)
GAAP diluted earnings per share	$0.05	$0.02	$0.02	$0.43
Amortization expense	0.10	0.11	0.40	0.45
Currency effect on intercompany advances	0.01	0.08	(0.12)	(0.02)
Organizational redesign costs	0.25	0.26	0.83	0.47
Long-term equity awards	0.04	0.03	0.13	0.10
Debt costs	—	—	0.38	—
Professional services	0.02	0.03	0.09	0.07
Annual effective tax rate adjustment	(0.05)	(0.08)	(0.10)	(0.05)
Other	0.17	0.02	0.18	0.06
Adjusted diluted earnings per share	$0.59	$0.47	$1.81	$1.51

Reconciliation of Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in millions)
Cash provided by operating activities	$103.0	$55.4	$110.4	$116.2
Proceeds from disposals of property and equipment	0.1	0.1	3.8	0.9
Purchases of property and equipment	(5.5)	(26.3)	(39.8)	(57.3)
Acquisitions, net of cash acquired	(2.1)	—	(2.1)	—
Proceeds from lease financing transaction	—	—	10.9	—
Free cash flow	$95.5	$29.2	$83.2	$59.8